Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MeridianLink, Inc.

Costa Mesa, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2021, except for the disaggregated revenues by solution type disclosed in Note 2 and the effects of the reverse unit split disclosed in Note 1, as to which the date is July 19, 2021, relating to the consolidated financial statements of Project Angel Parent, LLC (the “Company”) included in the Company’s Registration Statement on Form S-1 (333-255680), as amended.

/s/ BDO USA, LLP

Costa Mesa, California

July 27, 2021